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EXHIBIT 11.0

COMPUTATION OF PER SHARE EARNINGS

                                              1997        1996        1995

Numerator:
 Net income                               $1,703,535  $1,073,873  ($5,673,647)
 Preferred stock dividend requirement      ($282,828)  ($289,290) $   365,865

 Numerator for basic earnings per share--
  income available to common shareholders $1,420,707  $  784,583  ($5,307,782)

 Effect of dilutive securities:                    -           -            -

 Numerator for diluted earnings per
 share--
  income available to common stockholders
  after assumed conversions                1,420,707     784,583   (5,307,782)



Denominator:
 Denominator for basic earnings per
 share--
  weighted average shares outstanding      7,793,905   7,785,973    7,687,249

 Effect of dilutive securities:
  Employee stock options                     101,034      46,644            0
 Dilutive potential common shares
  Denominator for diluted earnings per
  share--
   adjusted weighted average shares and
   assumed conversions                     7,894,939   7,832,617    7,687,249


Basic earnings per share                  $     0.18  $     0.10  $     (0.69)



Diluted earnings per share                $     0.18  $     0.10  $     (0.69)




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